Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Hoyne Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Common stock, par value $0.01 per share	Rule 457(a)	8,096,938	$10.00	$80,969,380.00	0.00015310	$12,396.41	—	—	—	—
Fees Previously Pad	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$80,969,380.00		$12,396.41	—	—	—	—

	Total Fees Previously Paid					—		—	—	—	—	—

	Total Fee Offsets					—		—	—	—	—	—

	Net Fee Due					—		$12,396.41	—	—	—	—

(1)	Includes 7,935,000 shares to be offered for sale in the stock offering and 161,938 shares to be issued to Hoyne Charitable Foundation, Inc.